Exhibit 2.3

FORM OF

STANDSTILL, AMI AND TRANSFER RESTRICTION AGREEMENT

This STANDSTILL, AMI AND TRANSFER RESTRICTION AGREEMENT (this “Agreement”) dated April [    ], 2010 (the “Effective Date”) is by and among Atlas Energy, Inc., a Delaware corporation (“Atlas Parent”), Atlas Energy Resources, LLC, a Delaware limited liability company and a wholly owned Subsidiary of Atlas Parent (“Atlas”), Reliance Industries Limited, a company incorporated in India (“Reliance Parent”), and Reliance Marcellus, LLC, a Delaware limited liability company and a wholly owned Subsidiary of Reliance Parent (“Reliance”). Atlas Parent, Atlas, Reliance Parent and Reliance shall be referred to herein, individually, as a “Party” and, collectively, as the “Parties.”

WHEREAS:

A.	Atlas and Reliance have entered into that certain Purchase and Sale Agreement dated April 9, 2010 (the “Purchase Agreement”), pursuant to which Atlas and its applicable Subsidiaries agreed to sell and convey to Reliance, and Reliance agreed to purchase and acquire from Atlas and such applicable Subsidiaries, a 40% undivided interest in certain oil and gas properties held by Atlas and such applicable Subsidiaries, on the terms and conditions set forth in the Purchase Agreement;

B.	Concurrently with the execution of this Agreement, Atlas and Reliance are entering into that certain Participation and Development Agreement, dated as of the date hereof (the “Development Agreement”), providing for the joint exploration and development of certain oil and gas interests in a coordinated manner; and

C.	The Parties’ entry into this Agreement is a condition to Atlas’s consummation of the transactions contemplated by the Purchase Agreement and a condition to Atlas’s entry into and consummation of the transactions contemplated by the Development Agreement, and is done in consideration of the Parties’ (or their respective Affiliates’) mutual agreements under, the Purchase Agreement and the Development Agreement.

NOW THEREFORE, in consideration of the foregoing recitals and the mutual promises hereinafter set forth, and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Parties agree as follows:

1.	Standstill Agreements.

(A)	Reliance Parent and Reliance agree that, until the Standstill Termination Date, none of Reliance Parent, Reliance nor any of their respective Affiliates will, directly or indirectly:

(a)	in any manner acquire or agree to acquire, directly or indirectly, by means of purchase, merger, business combination, tender or exchange offer, or in any other manner, (i) any securities of Atlas Parent or its Affiliates (including beneficial ownership, as defined in Rule 13d-3 under the Exchange Act of any securities), (ii) all or a majority of the assets of Atlas Parent or its Affiliates (it being agreed that any acquisition of assets expressly contemplated by Development Agreement or the JOA shall not be a breach of this clause (ii)), or (iii) make any public announcement with respect to any of the foregoing;

(b)	except to the extent solely in connection with an acquisition expressly permitted under Section 2.3(b), Section 6.4(c) or Article VIII of the Development Agreement and subject to Section 1(D) of this Agreement, contact, discuss with, or negotiate with any Person regarding, or enter into any top lease covering an oil and gas lease, deed or other agreement or document with regard to, any of the properties in the AMI owned by Atlas Parent or any of its Affiliates, or any rights acquired by Atlas Parent or any of its Affiliates during the term of this Agreement with respect to any of the properties in the AMI owned by Atlas Parent or any of its Affiliates (for the purpose of this Agreement, a “top lease” means an arrangement by which the consideration to acquire an oil and gas lease is paid at the time of signing of the lease but such oil and gas lease becomes effective only after expiration or termination of an existing lease held by Atlas Parent or any or its Affiliates);

(c)	make, or in any way participate, directly or indirectly, in any “solicitation” of “proxies” (as such terms are used in the proxy rules promulgated by the SEC) to vote, or seek to advise or influence any person with respect to the voting of, any voting securities of Atlas Parent or its Affiliates;

(d)	form, join or in any way participate in a “group” (within the meaning of Section 13(d)(3) of the Exchange Act and Rule 13d-5 promulgated thereunder) with respect to any voting securities of Atlas Parent or its Affiliates;

(e)	subject solely to Section 1(D) of this Agreement, otherwise act, alone or in concert with others, to seek to control, advise, change or influence the management, board of directors, governing instruments, policies or affairs of Atlas Parent or its Affiliates;

(f)	make any public disclosure, or take any action that could reasonably be expected to require Atlas Parent or its Affiliates to make any public disclosure, with respect to any of the matters set forth in Section 1 of this Agreement;

(g)	disclose any intention, plan or arrangement inconsistent with the foregoing;

(h)	effect, advise, assist or encourage any other Persons in connection with any of the foregoing;

(i)	arrange or in any way participate in any financing for the purchase of any securities of Atlas Parent or its Affiliates; or

(j)	except to the extent solely in connection with an acquisition expressly permitted under Section 6.4(c) of the Development Agreement and subject solely to Section 1(D) of this Agreement, enter into any discussions, negotiations, arrangements or agreements with any third party with respect to any of the foregoing.

(B)	Reliance Parent and Reliance agree that, until the Standstill Termination Date, none of Reliance Parent, Reliance or any of their respective Affiliates will request Atlas Parent, Atlas or any of their respective Representatives to amend or waive any provision of this Section 1. The restriction described in clause (b) of Section 1(A) above shall not apply to acquisitions permitted under Section 6.4(c) of the Development Agreement.

(C)	If, prior to the Standstill Termination Date, Atlas Parent or its Affiliates shall conduct a process with two or more potential bidders relating to a sale or merger of Atlas Parent or Atlas, or sale of all or a majority of the consolidated assets of any of Atlas Parent, Atlas or any Selling Subsidiary, Atlas Parent agrees that it shall provide Reliance Parent (or a wholly owned Affiliate of Reliance Parent designated by Reliance Parent) with an invitation to bid, using substantially the same invitation to bid sent to other potential bidders in such process, and shall provide to Reliance Parent (or such wholly owned Affiliate) substantially the same information relating to Atlas Parent and its Subsidiaries that Atlas Parent provided in such process to such other potential bidders, subject to a confidentiality agreement acceptable to Atlas Parent containing confidentiality restrictions no more restrictive in the aggregate than those in the confidentiality agreement entered into by any other potential bidder in connection with such process.

(D)	The Parties agree that, prior to the Standstill Termination Date, Reliance Parent (or a wholly owned Affiliate of Reliance Parent designated by Reliance Parent) and Reliance shall be permitted to engage in non-public discussions with, and may make a non-public and confidential proposal to, or inquiry of, the board of directors or the chief executive officer of Atlas Parent regarding a proposal or offer, or interest in a proposal or offer, of a transaction involving a Change of Control of Atlas Parent (it being agreed that (i) the taking of any action expressly permitted by this Section 1(D) shall not, in and of itself, be deemed to be a request to amend or waive this Section 1 in violation of the first sentence of Section 1(B); and (ii) this Section 1(D) shall not permit Reliance Parent, Reliance or any of their respective Affiliates to form, join or in any way participate in a “group” (within the meaning of Section 13(d)(3) of the Exchange Act and Rule 13d-5 promulgated thereunder) or otherwise act in concert, in each case, with any Person other than any wholly owned Subsidiary of Reliance Parent with respect to any of the matters set forth in clauses (a) through (j) of Section 1(A) of this Agreement).

2.	Defined Terms. Capitalized terms used, but not defined, in this Agreement shall have the same meanings as set forth in the Participation Agreement. As used herein, the following terms shall have the meanings set forth below:

(a)	“Affiliate” means, with respect to any Person, any other Person that directly or indirectly (through one or more intermediaries or otherwise) Controls, is Controlled by, or is under common Control with the first Person.

(b)	“Change of Control” has the meaning given such term in the Development Agreement.

(c)	“Control” has the meaning given such term in the Development Agreement.

(d)	“Covered Claim” means any Specified Covered Claim or Other Covered Claim, as the case may be.

(e)	“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

(f)	“JOA” has the meaning given such term in the Development Agreement.

(g)	“Person” has the meaning given such term in the Development Agreement.

(h)	“SEC” means the United States Securities and Exchange Commission.

(i)	“Selling Subsidiaries” has the meaning given to such term in the Purchase Agreement.

(j)	“Standstill Period” means the period of time from the Effective Date until the Standstill Termination Date.

(k)	“Standstill Termination Date” means the period of time commencing on the Effective Date and terminating upon the earlier of: (i) the fifth anniversary of the date of this Agreement, (ii) written consent from the board of directors of Atlas Parent terminating the provisions of Section 1 of this Agreement, (iii) such time as a Person or group (within the meaning of Section 13(d)(3) of the Exchange Act and Rule 13d-5 promulgated thereunder), that is reasonably capable of consummating a Change of Control of Atlas Parent and that is not affiliated with, or a member of a group (within the meaning of Section 13(d)(3) of the Exchange Act and Rule 13d-5 promulgated thereunder) including, Reliance Parent, Reliance or any of their respective Affiliates, commences (within the meaning of Rule 14d-2 under the Exchange Act) a tender offer that, if consummated, would result in a Change of Control of Atlas Parent, and (iv) the termination of Section 1 of this Agreement pursuant to Section 7.3 of the Development Agreement.

3.	AMI and Transfer Restrictions. Reliance Parent agrees that it shall not, and shall cause its Affiliates not to, breach (a) Article VI of the Development Agreement (the “AMI”), (b) Article VII of the Development Agreement (the “Transfer Restrictions”), (c) Section 13.1 of the Development Agreement (the “Non-Solicit; Non-Hire Restrictions”) and (d) Section 13.11 of the Development Agreement (the “Confidentiality Restrictions”), in each case, as if Reliance Parent were a party to the Development Agreement and were bound by the provisions applicable to Reliance in such provisions of the Development Agreement.

4.	Remedies for Breach. Each Party hereto understands and agrees that money damages is not a sufficient remedy for any breach of this Agreement and that the other Parties hereto shall be entitled to seek injunctive or other equitable relief to remedy or forestall any such breach or threatened breach. Such remedy shall not be deemed to be the exclusive remedy for any breach of this Agreement, but shall be in addition to all other rights and remedies at law or in equity.

5.	Waiver of Consequential Damages. EACH PARTY HEREBY EXPRESSLY DISCLAIMS, WAIVES AND RELEASES THE OTHER PARTY FROM ITS OWN SPECIAL, EXEMPLARY, PUNITIVE, CONSEQUENTIAL, INCIDENTAL, AND INDIRECT DAMAGES (INCLUDING LOSS OF, DAMAGE TO OR DELAY IN PROFIT, REVENUE OR PRODUCTION) RELATING TO, ASSOCIATED WITH, OR ARISING OUT OF ANY BREACH OF THIS AGREEMENT. NO LAW, THEORY, OR PUBLIC POLICY SHALL BE GIVEN EFFECT WHICH WOULD UNDERMINE, DIMINISH, OR REDUCE THE EFFECTIVENESS OF THE FOREGOING WAIVER, IT BEING THE EXPRESS INTENT, UNDERSTANDING, AND AGREEMENT OF THE PARTIES THAT SUCH DAMAGE WAIVER IS TO BE GIVEN THE FULLEST EFFECT, NOTWITHSTANDING THE NEGLIGENCE (WHETHER SOLE, JOINT OR CONCURRENT), GROSS NEGLIGENCE, WILLFUL MISCONDUCT, STRICT LIABILITY OR OTHER LEGAL FAULT OF ANY PARTY.

6.	Governing Law. THIS AGREEMENT AND THE LEGAL RELATIONS AMONG THE PARTIES HEREUNDER SHALL BE GOVERNED BY, CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF NEW YORK EXCLUDING ANY CONFLICTS OF LAW RULE OR PRINCIPLE THAT MIGHT REFER CONSTRUCTION OF SUCH PROVISIONS TO THE LAWS OF ANOTHER JURISDICTION; PROVIDED, HOWEVER, THAT SECTION 1 (AND THE OTHER PROVISIONS OF THIS AGREEMENT TO THE EXTENT RELATED TO THE PROVISIONS OF SECTION 1) SHALL BE GOVERNED BY, CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF DELAWARE EXCLUDING ANY CONFLICTS OF LAW RULE OR PRINCIPLE THAT MIGHT REFER CONSTRUCTION OF SUCH PROVISIONS TO THE LAWS OF ANOTHER JURISDICTION.

7.	Jurisdiction; Forum.

(a)	THE PARTIES HEREBY (I) IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF (A) THE CHANCERY COURT OF THE STATE OF DELAWARE (THE “DELAWARE CHANCERY COURT”) OR, SOLELY IF THE DELAWARE CHANCERY COURT DOES NOT HAVE SUBJECT MATTER JURISDICTION, THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA LOCATED IN NEW YORK, NEW YORK (THE “FEDERAL COURTS”) OR, SOLELY IF THE DELAWARE CHANCERY COURT AND THE FEDERAL COURTS DO NOT HAVE SUBJECT MATTER JURISDICTION, THE STATE COURTS LOCATED IN NEW YORK, NEW YORK (THE “NEW YORK COURTS”) IN RESPECT OF ANY CLAIM, DISPUTE OR CONTROVERSY (OF ANY AND EVERY KIND OR TYPE, WHETHER BASED ON CONTRACT, TORT, STATUTE, REGULATION OR OTHERWISE) ARISING OUT OF, RELATING TO OR CONNECTED WITH SECTION 1 OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED THEREBY (AND THE OTHER PROVISIONS OF THIS AGREEMENT TO THE EXTENT RELATED TO THE PROVISIONS OF SECTION 1) (ANY SUCH CLAIM BEING A “SPECIFIED COVERED CLAIM”) AND FOR THE RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT IN RESPECT THEREOF AND (B) THE FEDERAL COURTS OR, SOLELY IF THE FEDERAL COURTS DO NOT HAVE SUBJECT MATTER JURISDICTION, THE NEW YORK COURTS IN RESPECT OF ANY CLAIM, DISPUTE OR CONTROVERSY (OF ANY AND EVERY KIND OR TYPE, WHETHER BASED ON CONTRACT, TORT, STATUTE, REGULATION OR OTHERWISE) ARISING OUT OF, RELATING TO OR CONNECTED WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED THEREBY OTHER THAN A SPECIFIED COVERED CLAIM (ANY SUCH CLAIM BEING AN “OTHER COVERED CLAIM”) AND FOR THE RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT IN RESPECT THEREOF; (II) IRREVOCABLY AGREE TO REQUEST THAT THE APPLICABLE COURT ADJUDICATE ANY COVERED CLAIM ON AN EXPEDITED BASIS AND TO COOPERATE WITH EACH OTHER TO ASSURE THAT AN EXPEDITED RESOLUTION OF ANY SUCH DISPUTE IS ACHIEVED; (III) WAIVE, AND AGREE NOT TO ASSERT, AS A DEFENSE IN ANY ACTION, SUIT OR PROCEEDING RAISING A COVERED CLAIM OR ENFORCEMENT OF ANY JUDGMENT IN RESPECT THEREOF THAT ANY OF THE PARTIES HERETO IS NOT SUBJECT TO THE PERSONAL JURISDICTION OF THE DELAWARE CHANCERY COURT (ONLY IN THE CASE OF SPECIFIED COVERED CLAIMS), THE FEDERAL COURTS OR NEW YORK COURTS, THAT IT IS EXEMPT OR IMMUNE FROM JURISDICTION OF ANY SUCH COURT OR FROM ANY LEGAL PROCESS COMMENCED IN SUCH COURTS OR THAT SUCH ACTION, SUIT OR PROCEEDING MAY NOT BE BROUGHT OR IS NOT MAINTAINABLE IN SAID COURTS OR THAT THE VENUE THEREOF MAY BE INAPPROPRIATE OR INCONVENIENT OR THAT THIS AGREEMENT OR ANY SUCH DOCUMENT MAY NOT BE ENFORCED IN OR BY SUCH COURTS; AND (IV) IRREVOCABLY AGREE TO ABIDE BY THE RULES OF PROCEDURE APPLIED BY THE DELAWARE CHANCERY COURT (ONLY IN THE CASE OF SPECIFIED COVERED CLAIMS), THE FEDERAL COURTS OR NEW YORK COURTS (AS THE CASE THE MAY BE) (INCLUDING BUT NOT LIMITED TO PROCEDURES FOR EXPEDITED PRE-TRIAL DISCOVERY) AND WAIVE ANY OBJECTION TO ANY SUCH PROCEDURE ON THE GROUND THAT SUCH PROCEDURE WOULD NOT BE PERMITTED IN THE COURTS OF SOME OTHER JURISDICTION OR WOULD BE CONTRARY TO THE LAWS OF SOME OTHER JURISDICTION. THE PARTIES FURTHER AGREE THAT ANY COVERED CLAIM HAS A SIGNIFICANT CONNECTION WITH THE STATE OF DELAWARE (ONLY IN THE CASE OF SPECIFIED COVERED CLAIMS), WITH THE STATE OF NEW YORK AND WITH THE UNITED STATES, AND WILL NOT CONTEND OTHERWISE IN ANY PROCEEDING IN ANY COURT OF ANY OTHER JURISDICTION. EACH PARTY REPRESENTS THAT IT HAS AGREED TO THE JURISDICTION OF THE DELAWARE CHANCERY COURT (ONLY IN THE CASE OF SPECIFIED COVERED CLAIMS), THE FEDERAL COURTS AND NEW YORK COURTS IN RESPECT OF COVERED CLAIMS AFTER BEING FULLY AND ADEQUATELY ADVISED BY LEGAL COUNSEL OF ITS OWN CHOICE CONCERNING THE PROCEDURES AND LAW APPLIED IN THE DELAWARE CHANCERY COURT (ONLY IN THE CASE OF SPECIFIED COVERED CLAIMS), THE FEDERAL COURTS AND NEW YORK COURTS AND HAS NOT RELIED ON ANY REPRESENTATION BY ANY OTHER PARTY OR ITS AFFILIATES, REPRESENTATIVES OR ADVISORS AS TO THE CONTENT, SCOPE, OR EFFECT OF SUCH PROCEDURES AND LAW, AND WILL NOT CONTEND OTHERWISE IN ANY PROCEEDING IN ANY COURT OF ANY JURISDICTION. NOTWITHSTANDING THE FOREGOING, NOTHING IN THIS AGREEMENT SHALL LIMIT THE RIGHT OF ATLAS PARENT OR ATLAS TO COMMENCE OR PROSECUTE ANY LEGAL ACTION AGAINST RELIANCE PARENT OR ANY OF ITS AFFILIATES IN INDIA OR ELSEWHERE TO ENFORCE THE JUDGMENTS AND ORDERS OF THE DELAWARE CHANCERY COURT (ONLY IN THE CASE OF SPECIFIED COVERED CLAIMS), FEDERAL COURTS OR NEW YORK COURTS.

(b)	Each party hereby irrevocably agrees that it will not oppose, on any ground, the recognition, enforcement, or exequatur in Indian court or another court of any judgment (including but not limited to a judgment requiring specific performance) rendered by a Delaware Chancery Court (only in the case of Specified Covered Claims), Federal Court or New York Court in respect of a Covered Claim.

(c)	EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY; AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 7.

8.	Amendment. This Agreement may not be modified, supplemented or amended orally, but only by a written agreement signed by all Parties hereto.

9.	Notices. All notices and communications required or permitted under this Agreement shall be in writing addressed as indicated below, and any communication or delivery hereunder shall be deemed to have been duly delivered upon the earliest of: (a) actual receipt by the Party to be notified; (b) if by facsimile, upon confirmation by the recipient of receipt, provided that a copy of such notice has also been sent by Federal Express overnight delivery (or other reputable overnight delivery service); or (c) if by Federal Express overnight delivery (or other reputable overnight delivery service), 2 days after deposited with such service. Addresses for all such notices and communication shall be as follows:

To Atlas:
Atlas Energy Resources, LLC West Pointe Corporate Center I 1550 Coraopolis Heights Road, Second Floor Moon Township, Pennsylvania 15108
	Attention:	Jay Hammond
	Telephone:	(215) 546-5005
	Facsimile:	(412) 262-2820

With a copy to:
Jones Day 717 Texas, Suite 3300 Houston, Texas 77002
	Attention:	Jeff Schlegel
	Telephone:	(832) 239-3939
	Facsimile:	(832) 239-3600

With a copy to:

Wachtell, Lipton, Rosen & Katz 51 West 52nd Street New York, New York 10019
	Attention:	David Lam
	Telephone:	(212) 403-1000
	Facsimile:	(212) 403-2000

To Reliance or Reliance Parent:

Reliance Marcellus, LLC c/o RIL USA, Inc. 2000 W. Sam Houston Pkwy, Suite 700 Houston, Texas 77042
Attention:	Vice President
Fax:	(713) 430-8799

Either Party may, upon written notice to the other Party, change the address and person to whom such communications are to be directed.

10.	No Third-Party Beneficiaries. Except as expressly set forth in this Agreement, nothing in this Agreement shall create or be deemed to create any third-party beneficiary rights in any person or entity not party to this Agreement.

11.	Severability of Provisions. If any provision of this Agreement is held invalid or unenforceable, such invalidity or unenforceability shall not affect in any way the validity or enforceability of any other provision of this Agreement. In the event any provision is held invalid or unenforceable, the Parties shall attempt to agree on a valid or enforceable provision which shall be a reasonable substitute for such invalid or unenforceable provision in light of the tenor of this Agreement and, on so agreeing, shall incorporate such substitute provision in this Agreement; provided, that the Parties agree that any provision held to be invalid or unenforceable shall be treated for all purposes as not having been included as part of the Agreement at and from signing.

12.	Counterparts. This Agreement may be executed in any number of counterparts, all of which together shall constitute one agreement binding on the Parties hereto. A facsimile or email transmission of a scanned, executed counterpart of this Agreement shall be sufficient to bind a party hereto to the same extent as an original.

13.	Terms. All obligations of the Parties under (i) Section 1 of this Agreement shall expire on the Standstill Termination Date, (ii) Section 3 of this Agreement, with respect to the AMI, shall expire on the termination of Article VI of the Development Agreement, (iii) Section 3 of this Agreement, with respect to the Transfer Restrictions, shall expire on the termination of Article VII of the Development Agreement; (iv) Section 3 of this Agreement, with respect to the Non-Solicit; Non-Hire Provisions, shall expire on the termination of 13.1 of the Development Agreement and (v) Section 3 of this Agreement, with respect to the Confidentiality Restrictions, shall expire on the termination of Section 13.11 of the Development Agreement; provided that any claim made by Atlas under Section 1 or 3 of this Agreement prior to any such termination shall survive such termination with respect only to such claim until resolved pursuant to Section 7 of this Agreement or by mutual agreement of the Parties.

[Signature page follows]

This Agreement is hereby executed as of the date first written above.

Atlas Energy Resources, LLC	Reliance Industries Limited
a Delaware limited liability company	a company incorporated in India

By:	By:
Name:	Name:
Title:	Title:

Atlas Energy, Inc.	Reliance Marcellus, LLC
a Delaware corporation	a Delaware limited liability company

By:	By:
Name:	Name:
Title:	Title:

[Signature Page to Standstill Agreement]